

Hans Hofmann
(b. 1880—d. 1966)

Offering Circular
sec.gov



VALUE OFFERING

While similar sales have appreciated 7% a year, prices are below their peak. Our present-day appraisal found this work would have been valued at $4.8M in 2018. Before acquisition in 2024, we appraised it at $3.1M, reflecting a potential value opportunity.

INVESTMENT THESIS

Initial Offering Price	Discount to Fair Market Value
$2,442,000	21.2%

Value | Similar Auction Sales | Record Price



$5m
$4m
$3m
$2m
$1m
$0
Peak Value
Fair Market Value
Offering Size

Price Appreciation of Similar Works
7.8%

Sharpe Ratio (1996-2024)	watch video
Hans Hofmann	▲0.21
S&P 500	0.51

34% Progress

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Hans Hofmann

(b. 1880—d. 1966)

Why we like this offering

1. **Value Opportunity:** A present-day analysis by our appraisals team found that in 2018 this painting would have been valued at $4.8M, a period we believe was the artist's peak. Prior to the acquisition in 2024, we appraised it at $3.1M. Our offering size of $2.44 million represents a 21.2% discount to our present day appraisal and a 50.8% discount to the peak price valuation.
2. **Record Setting Example:** This painting was Hofmann's #1 auction record when it sold for $4.3M in 2008, and held the spot for nearly 4 years.
3. **Famous Series:** This is a prime example of Hofmann's career-defining "Slab" paintings. Eight of Hofmann's top ten auction records are "Slab" paintings, including the Artwork on offer.
4. **Important Year:** This work was created in 1963, just three years before he died. It is widely considered a peak year in Hofmann's career thanks to his major retrospective at the MoMA.
5. **Culturally Significant:** Hofmann's work has been championed as foundational to the development of Abstract Expressionism. He taught numerous AbEx artists at his school in New York, including Joan Mitchell, Helen Frankenthaler, and Grace Hartigan.
6. **Auction Track Record:** Hofmann has a significant auction track-record with 41 years of transaction history, totalling over $148M since 2000 alone.

Artist Metrics

2024 Total Auction Sales	2024 Auction Lots Sold	All Time Record Price
$4,735,069	13	$7,600,000

Turnover by Year



25.4M
19.1M
12.7M
6.4M
13
14
15
16
17
18
19
20
21
22
23
24

Lots Auctioned



Sold
Unsold
35
26.25
17.5
8.75
13
14
15
16
17
18
19
20
21
22
23
24

Initial Offering Price **$2,442,000**

Offering Circular **sec.gov/edgar**

Painting







About Hans Hofmann

Hans Hofmann (b. 1880, Germany - d. 1966, New York) played a pivotal part in the development of Abstract Expressionism as both an artist and a teacher. He founded the Hans Hofmann School of Fine Arts and taught the likes of Helen Frankenthaler, Larry Rivers, Lee Krasner, Allan Kaprow, Louise Nevelson, Marisol, Ray Eames, and Lynne Mapp Drexler. In 1960, he represented the United States at the Venice Biennale in 1960.

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HANS

HOFMANN

b. 1880 - d. 1966, GERMANY



Oil on canvas | 50 × 40 in.

Hans Hofmann played a pivotal part in the development of Abstract Expressionism as both an artist and a teacher. Raised in Munich, Hofmann took his first art lessons with the artist Moritz Heymann.

$2,442,000

INITIAL OFFERING

7.8% HISTORICAL APPRECIATION OF SIMILAR WORKS [1,2]	▲0.28 SHARPE RATIO[3]
10.8% ANNUAL GROWTH OF RECORD PRICE[4]	3.1% MEDIAN REPEAT SALE PAIR APPRECIATION[5]

The Artwork is a prime example of Hans Hofmann's most famous series, his "Slab" paintings, which define the height of his career. Hans Hofmann's "Slab" paintings utilize his advancements in color theory and technique, applying vivid oil paint pigments to the canvas with a palette knife. 1963, the creation year of the Artwork, was the peak of the artist's career and the same year as his major retrospective at the Museum of Modern Art in New York. Eight of Hans Hofmann's top ten auction records are "Slab" paintings, speaking to their ongoing desirability in his market. Hans Hofmann developed the "push-pull" theory, which explains how tension between colors and shapes can create the illusion of depth and movement. The Artwork is a vertically-oriented canvas painting composed of rectangular sections of paint that appear to be layered, despite being painted on the same plane. Three shades of red dominate the upper right of the composition, balanced with blocks of yellow, orange, green, and blue. The most recent auction records for artworks similar in scale are, style, and period are First Blaze of the Rising Sun (1963), which sold for $3,075,000 at Christie's New York on November 10, 2023, Eine kleine Nachtmusik [A Nightly Love Song] (1964), which sold for $4,215,000 at Christie's New York on November 13, 2019, and Auxerre (1960), which sold for $6,325,000 at Christie's New York on May 13, 2015. The Artwork previously sold at auction three times: for $594,000 at Sotheby's New York on November 10, 1988, for $750,500 at Christie's New York on November 20, 1996, and for $4,297,000 at Sotheby's New York on May 14, 2008.

The Estate of Hans Hofmann is represented by Miles McEnery Gallery and Michael Rosenfeld Gallery. Since his passing, Hofmann has continued to be the subject of solo exhibitions at the Metropolitan Museum of Art in New York, the AKG Art Museum in Buffalo, the Hirshhorn Museum and Sculpture Garden in Washington, D.C., the Museum of Fine Art in Houston, the Berkeley Art Museum and Pacific Film Archive, and Musee Pfalzgalerie Kaiserslautern, Germany, among numerous other museums and galleries. Hofmann's works are also held by permanent collections at major institutions around the world, including the Metropolitan Museum of Art, the Whitney Museum of American Art, the Solomon R. Guggenheim Museum, the Museum of Modern Art, and the Brooklyn Museum in New York, the Museum of Fine Arts in Boston, the Museum of Fine Arts in Houston, the Art Institute of Chicago, the Smithsonian American Art Museum in Washington, D.C., the Los Angeles County Museum of Art, the Museum Ludwig in Cologne, the Tate Modern in London, among many others. Hofmann's lasting historical impact led to growing commercial desirability. Hofmann's auction records currently are led by Lava (1960), which sold for $8,862,500 at Christie's New York on November 15, 2017, followed by Leise zieht durch mein gemüt liebliches geläute (Mellow Sound of Bells Rings Gently Through My Mind) (1960/61), which sold for $8,597,150 at Sotheby's New York on November 14, 2018, and Auxerre (1960), which sold for $6,325,000 at Christie's New York on May 13, 2015.

HOFMANN'S AUCTION RECORDS CURRENTLY ARE LED BY LAVA (1960), WHICH SOLD FOR $8,862,500 AT CHRISTIE'S NEW YORK ON NOVEMBER 15, 2017, FOLLOWED BY LEISE ZIEHT DURCH MEIN GEMÜT LIEBLICHES GELÄUTE (MELLOW SOUND OF BELLS RINGS GENTLY THROUGH MY MIND) (1960/61), WHICH SOLD FOR $8,597,150 AT SOTHEBY'S NEW YORK ON NOVEMBER 14, 2018, AND AUXERRE (1960), WHICH SOLD FOR $6,325,000 AT CHRISTIE'S NEW YORK ON MAY 13, 2015.

AUCTION RESULTS FOR SIMILAR WORKS [1,2]


$660,000
$440,000
$750,500
$574,500
$501,000
$400,000
$2,057,000
$4,297,000
$2,770,500
$4,827,750
$6,325,000
$4,215,000
$3,075,000
1/1/1990
1/1/2000
1/1/2010
1/1/2020

Hans Hofmann (b. 1880, Weissenberg, Germany, d. 1966, New York, NY) played a pivotal part in the development of Abstract Expressionism as both an artist and a teacher. Raised in Munich, Hofmann took his first art lessons with the artist Moritz Heymann. From 1904 to 1914, he lived in Paris and studied at the Academie de la Grande Chaumière, where he met Cubists and Fauvists like Pablo Picasso, Georges Braque, and Henri Matisse. Hofmann also briefly exhibited with the Berlin Secession movement from 1908 to 1909 alongside artists like Max Liebermann, Max Beckmann, and Edvard Munch. The start of World War I prompted Hofmann to return to Munich, where he opened an art school that held summer courses around the continent. In 1930, a former student invited him to teach at the University of California, Berkeley, and in 1932, he relocated permanently to the United States. He opened the Hans Hofmann School of Fine Arts in New York in 1934 and a summer school in Provincetown, Massachusetts, the following year, teaching the likes of Helen Frankenthaler, Larry Rivers, Lee Krasner, Allan Kaprow, Louise Nevelson, Marisol, Ray Eames, and Lynne Mapp Drexler. Hofmann held his first solo exhibition in New York at Peggy Guggenheim's Art of This Century in 1944. In 1955, the famous critic Clement Greenberg organized the artist's first major exhibition outside of New York at Bennington College in Vermont. In 1957, he was the subject of a major retrospective at the Whitney Museum of American Art in New York. He closed his schools in 1958 to focus on his painting career full-time. He went on to represent the United States at the Venice Biennale in 1960 and be the subject of a traveling retrospective organized by the Museum of Modern Art in 1963. Hofmann passed away on February 17, 1966 in New York.





HANS HOFMANN



IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Hans Hofmann with the following criteria: Works on canvas created in the 1960s that measure between 35 inches by 35 inches and 60 inches by 60 inches. Where the price with buyer's premium was not listed, it was calculated based on the auction house's terms and conditions. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 7.8% CAGR implied from selected sales occurring from May 2, 1988, to November 10, 2023. Since January 1, 2000, the realized prices comprised by this set of transactions have increased at an estimated 10.0% CAGR implied from selected sales occurring from November 15, 2000, to November 10, 2023.

3. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Hans Hofmann has a risk-adjusted appreciation of 0.28. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources. Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

4. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Hans Hofmann have a record price compound annual growth rate ("CAGR") of 10.8% from May 9, 1984 to December 31, 2023. This calculation is based on (i) a record price of $130,000 on May 9, 1984, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $7,600,000, the most recent record price as of December 31, 2023, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

5. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Hans Hofmann is 3.1%, which is based on 36 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Hans Hofmann was February 8, 1986 and ending on the last date a repeat sale occurred for such artist, which in the case of Hans Hofmann was December 4, 2023. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.